Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FULL YEAR 2009 NET INCOME OF $2.4 BILLION

Fourth quarter net income was $1.1 billion and $2.17 diluted EPS

Balance sheet well-positioned; excellent opportunities for growth

PITTSBURGH, Jan. 21, 2010 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2009 net income of $2.4 billion, or $4.36 per diluted common share, compared with 2008 net income of $914 million, or $2.44 per diluted common share. Fourth quarter 2009 net income was $1.1 billion, or $2.17 per diluted common share, compared with net income of $559 million, or $1.00 per diluted common share, for the third quarter of 2009.

Net income for 2009 would have been $2.0 billion, or $3.45 per diluted common share, and fourth quarter 2009 net income would have been $521 million, or $.90 per diluted common share, excluding a gain related to the BlackRock acquisition of Barclays Global Investors and integration costs described below. Third quarter 2009 net income would have been $617 million, or $1.12 per diluted common share, and net income for full year 2008 would have been $1.3 billion, or $3.66 per diluted common share, excluding integration costs.

“During the most challenging economic environment of our time, the execution of the PNC business model resulted in exceptional 2009 performance,” said James E. Rohr, chairman and chief executive officer. “Our businesses performed well and customer growth and sales of products and services across the franchise were strong, giving us considerable momentum starting into 2010. We continue to focus on risk management and made significant progress in transitioning to a stronger balance sheet with strengthened loan loss reserves, liquidity and capital.”

Fourth quarter and full year 2009 results included a $687 million after-tax gain related to the BlackRock acquisition of Barclays Global Investors. Results also included after-tax integration costs of $274 million for full year 2009, $101 million for the fourth quarter of 2009, $58 million for the third quarter of 2009 and $422 million for full year 2008.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 2

HIGHLIGHTS

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PNC remains committed to responsible lending to support economic growth. Loans and commitments originated and renewed totaled approximately $27 billion in the fourth quarter and $110 billion for the year. Included were $4 billion of small business loans originated and renewed in 2009, and PNC has enhanced its second-look programs for small business loan applications. As of December 31, 2009, PNC had funded approximately 2,100 refinances totaling $.4 billion through the Home Affordable Refinance Program and over 70,000 solicitations under the Home Affordable Modification Program had been sent to eligible borrowers.

•	Loans totaled $158 billion at December 31, 2009 and declined 2 percent during the fourth quarter reflecting a slower pace of decline compared with the first nine months of 2009.

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During the year the company effectively managed deposit pricing and realigned the deposit mix, growing transaction deposits by $15 billion, or 14 percent, and reducing nonrelationship certificates of deposit by approximately $16 billion.

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Pretax pre-provision earnings of $2.7 billion exceeded the provision for credit losses by $1.7 billion in the fourth quarter of 2009. For the full year 2009, pretax pre-provision earnings of $7.3 billion exceeded the provision for credit losses by $3.3 billion.

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Total revenue was $5.1 billion for the quarter and $17.0 billion for 2009, reflecting PNC’s diverse revenue sources. Net interest income increased during the quarter primarily due to higher than expected cash collections on impaired commercial loans. The net interest margin increased 29 basis points linked quarter to 4.05 percent for the fourth quarter of 2009 and 45 basis points to 3.82 percent for full year 2009 compared with the same periods in 2008.

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Expenses of $2.4 billion in the fourth quarter were comparable to the third quarter as a $100 million increase in acquisition cost savings was partially offset by a $66 million increase in integration costs. For the year, expenses were $9.7 billion, including $.4 billion of integration costs offset by $800 million of acquisition cost savings.

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The pace of credit quality deterioration continued to ease during the fourth quarter. Nonperforming assets increased $.7 billion over the third quarter to $6.3 billion, a lower increase compared with the $1.0 billion increase in the third quarter. PNC strengthened loan loss reserves for the 11th consecutive quarter. The allowance for loan and lease losses of $5.1 billion combined with $4.9 billion of marks on acquired impaired loans represented approximately 6 percent of loans outstanding at December 31, 2009.

•

Capital ratios continued to grow. The estimated Tier 1 common equity ratio increased by 50 basis points to 6.0 percent at December 31, 2009 and the estimated Tier 1 risk-based capital ratio increased by 60 basis points to 11.5 percent as of year end.

•

PNC continued to maintain a strong bank liquidity position with an 84 percent loan to deposit ratio at December 31, 2009. Holding company liquidity remained strong with sufficient liquid assets to fund 2010 debt maturities and other corporate obligations.

•	The acquisition of National City Corporation exceeded expectations during 2009.

–	The transaction was accretive to each quarter and full year 2009 earnings.

–	Cost savings of over $800 million were realized in 2009. PNC increased its multi-year cost savings goal to $1.5 billion from $1.2 billion and is on track to meet the new goal.

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PNC successfully completed the first major conversion of National City customers to the PNC platform in November 2009, with three remaining conversions on schedule to be completed by June 2010, ahead of original plans.

–	Consolidation of bank charters was completed in November 2009.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 3

PNC acquired National City Corporation on December 31, 2008. Consolidated financial information for all 2009 periods presented includes the impact of the acquisition. PNC’s consolidated balance sheet and financial ratios as of December 31, 2008 also reflected the acquisition. The increase in income statement comparisons to the prior year, except as noted, is primarily due to operating results of National City.

CONSOLIDATED REVENUE REVIEW

Net interest income was $2.3 billion for the fourth quarter of 2009 compared with $2.2 billion for the third quarter and $1.0 billion for the fourth quarter of 2008. The net interest margin increased to 4.05 percent for the fourth quarter compared with 3.76 percent for the third quarter of 2009 and 3.37 percent for the fourth quarter of 2008. The increase in net interest income and the margin in the linked quarter comparison was primarily due to higher than expected cash collections on impaired commercial loans.

Noninterest income was $2.7 billion for the fourth quarter of 2009 and included a $1.1 billion gain recognized on PNC’s portion of the increase in BlackRock’s equity resulting from the value of BlackRock shares issued in connection with BlackRock’s acquisition of Barclays Global Investors on December 1, 2009. Noninterest income was $1.8 billion for the third quarter of 2009 and $684 million for the fourth quarter of 2008. Aside from the gain, noninterest income declined $165 million compared with the third quarter primarily as a result of a decrease of $100 million in residential mortgage fees due to lower loan sales and servicing revenue. Asset management revenue also decreased $23 million primarily due to PNC’s share of BlackRock’s integration costs related to the Barclays Global Investors acquisition. In addition, the net effect of net securities gains and other-than-temporary impairment losses on securities was a decrease to noninterest income of $39 million compared with the third quarter.

Consumer service fees and service charges on deposits each declined 5 percent on a linked quarter basis and reflected the impact of the required branch divestitures completed in early September 2009. Corporate service fees increased 3 percent, fund servicing revenue increased 2 percent and other noninterest income increased 4 percent compared with the third quarter of 2009.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense was $2.4 billion for both the fourth and third quarters of 2009 compared with $1.1 billion in the fourth quarter of 2008. Noninterest expense was relatively unchanged compared with the linked quarter primarily due to an increase in cost savings related to the National City acquisition of approximately $100 million largely offset by higher integration costs. Integration costs were $155 million for the fourth quarter of 2009, $89 million for the third quarter of 2009 and $81 million for the fourth quarter of 2008. In 2009, the company realized approximately $800 million in cumulative cost savings related to the acquisition, exceeding its $600 million target for 2009, and increased its multi-year acquisition-related annualized cost savings goal to $1.5 billion from $1.2 billion.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 4

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $270 billion at December 31, 2009 compared with $271 billion at September 30, 2009 and $291 billion at December 31, 2008. Interest-earning deposits with banks increased by $3.4 billion, investment securities increased by $1.6 billion and equity investments increased by $1.6 billion while other assets decreased by $4.8 billion, loans declined by $3.1 billion and loans held for sale decreased by $1.0 billion compared with September 30, 2009. The decrease compared with December 31, 2008 was primarily due to a decline in the loan portfolio of $17.9 billion and lower interest-earning deposits with banks of $10.4 billion somewhat offset by a $12.6 billion increase in investment securities.

Average loans were $158 billion for the fourth quarter and decreased $3.7 billion, or 2 percent, linked quarter reflecting a slower pace of decline compared with a 4 percent decrease in the third quarter. Average consumer loans continued to grow, increasing $.8 billion or 2 percent during the fourth quarter. Average commercial loans declined by $2.8 billion, or 5 percent, average residential mortgage loans decreased by $1.0 billion, or 5 percent, and average commercial real estate loans were lower by $.9 billion, or 4 percent. Continuation of reduced loan demand, paydowns, lower utilization levels on commercial loans and net charge-offs contributed to the decreases. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $27 billion in the fourth quarter of 2009 compared with $28 billion in the third quarter, and $110 billion for the year. Included in these amounts were originations for first mortgages of $2.3 billion in the fourth quarter, $3.6 billion in the third quarter and $19 billion for the year.

Loans held for sale averaged $2.9 billion in the fourth quarter of 2009 compared with $3.7 billion for the third quarter. The decrease resulted from lower residential mortgage loan and commercial mortgage loan originations.

Average investment securities for the fourth quarter of 2009 increased 5 percent to $56 billion compared with $53 billion in the third quarter due to net securities purchases. During the fourth quarter, PNC continued to invest in lower risk assets, primarily agency residential mortgage-backed securities and U.S. Treasury and government agency securities. This increase was somewhat offset by maturities, prepayments and sales of agency residential mortgage-backed securities. The December 31, 2009 investment securities balance included a net unrealized pretax loss of $2.3 billion representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $2.2 billion at September 30, 2009 and $5.4 billion at December 31, 2008. The net unrealized pretax loss at December 31, 2009 declined compared with December 31, 2008 due to improving liquidity and pricing in non-agency residential and commercial mortgage-backed securities markets partially offset by the impact of modest interest rate increases.

The increase in equity investments at December 31, 2009 compared with September 30, 2009 was primarily due to BlackRock’s acquisition of Barclays Global Investors. Other assets and other liabilities reflected a decrease during the same period due to a reduction in counterparty credit exposure. Other assets declined further due to a reduction in accounts receivable on securities sold.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 5

Average deposits declined to $186 billion for the fourth quarter of 2009 compared with $189 billion in the third quarter as PNC continued to decrease high-cost certificates of deposit and grow transaction accounts. Average transaction deposits during the fourth quarter grew to $125 billion, an increase of $2.5 billion, or 2 percent, over the third quarter of 2009, even after the impact of the timing of required branch divestitures. Branch deposits of $4.1 billion were divested during the third quarter, comprised of $2.2 billion of transaction and savings deposits and $1.9 billion of certificates of deposit. The linked quarter increase in transaction deposits, which consist of money market, interest-bearing demand and demand and other noninterest-bearing deposits, resulted from customer relationship growth in many of PNC’s markets, seasonality of certain corporate client balances and customer preferences for liquidity in the low rate environment. Average retail certificates of deposit declined by $3.8 billion in the fourth quarter reflecting run off of high cost nonrelationship accounts and the impact of the branch divestitures. Average other time deposits declined $1.5 billion during the quarter primarily as a result of the planned run off of brokered certificates of deposit. At December 31, 2009, total deposits were $187 billion compared with $184 billion at September 30, 2009, an increase of $3.1 billion in part reflecting corporate client balances moved from off-balance sheet sweep products to noninterest-bearing demand deposits at year end.

Average borrowed funds for the fourth quarter of 2009 were $40 billion, a decline of $3.4 billion, or 8 percent, compared with the third quarter of 2009. The decrease resulted from the impact of maturities of $1.1 billion of Federal Home Loan Bank borrowings and $.5 billion of subordinated debt in the fourth quarter, as well as the timing of net maturities in the third quarter.

Capital levels continued to grow during the fourth quarter of 2009. PNC increased the estimated Tier 1 common equity ratio by 50 basis points to 6.0 percent at December 31, 2009 from 5.5 percent at September 30, 2009 and 4.8 percent at December 31, 2008. The estimated Tier 1 risk-based capital ratio increased by 60 basis points to 11.5 percent at December 31, 2009 from 10.9 percent at September 30, 2009 and 9.7 percent at December 31, 2008. The increase in the linked quarter ratios was primarily due to higher capital from retained earnings combined with a reduction in risk-weighted assets. Total shareholders’ equity grew by $4.5 billion during the year to $30 billion at December 31, 2009. The PNC board of directors recently declared a quarterly common stock cash dividend of 10 cents per share payable on January 24, 2010.

Dividends paid to the United States Department of the Treasury on $7.6 billion of preferred shares issued under the TARP Capital Purchase Program totaled $332 million for full year 2009, or $.73 per diluted common share. PNC plans to redeem the Treasury Department’s investment in 2010, subject to approval by its banking regulators.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 6

ASSET QUALITY REVIEW

The pace of credit quality deterioration continued to slow in the fourth quarter of 2009. Nonperforming assets were $6.3 billion at December 31, 2009 compared with $5.6 billion at September 30, 2009, an increase of $672 million and lower than the increase in nonperforming assets in the third and second quarters of $988 million and $1.1 billion, respectively. Nonperforming assets to total assets were 2.34 percent at December 31, 2009 compared with 2.08 percent at September 30, 2009.

In addition, early and later stage delinquencies stabilized. Accruing loans past due 30 to 89 days of $2.4 billion at December 31, 2009 were essentially flat with September 30, 2009 compared with an increase of 8 percent in the third quarter. Accruing loans past due 90 days or more of $.9 billion were also essentially flat with the third quarter end.

The provision for credit losses was $1.049 billion for the fourth quarter of 2009 compared with $914 million in the third quarter of 2009. The $135 million increase in the provision primarily resulted from an increase in reserves required for impaired consumer loans. Net charge-offs for the fourth quarter of 2009 increased to $835 million, or 2.09 percent of average loans on an annualized basis, compared with $650 million, or 1.59 percent, for the third quarter of 2009. The increase of $185 million was due to higher commercial real estate loan net charge-offs.

The company increased the allowance for loan and lease losses during the fourth quarter to $5.1 billion at December 31, 2009 from $4.8 billion at September 30, 2009. The allowance for loan and lease losses to total loans increased to 3.22 percent at December 31, 2009 compared with 2.99 percent at September 30, 2009 and the allowance to nonperforming loans was 89 percent at December 31, 2009 and 94 percent at September 30, 2009. The allowance for loan and lease losses of $5.1 billion combined with $4.9 billion of marks on acquired impaired loans represented approximately 6 percent of loans outstanding at December 31, 2009.

BUSINESS SEGMENT RESULTS

PNC has three new reportable business segments in 2009: Asset Management Group, Residential Mortgage Banking, and Distressed Assets Portfolio. Certain prior period information has been reclassified to reflect current methodologies and current business and management structure. Operating results prior to 2009 do not reflect any impact of National City with the exception of the fourth quarter of 2008, which included integration costs and a conforming provision for credit losses related to National City.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 7

Retail Banking

Retail Banking earned $136 million for the full year of 2009 and incurred a loss of $25 million for the fourth quarter of 2009 compared with earnings of $50 million in the third quarter of 2009. Results for the quarter were challenged by increased credit costs and lower interest credits assigned to deposits. Retail Banking continued to maintain its focus on growing customers and deposits, customer and employee satisfaction, investing in the business for future growth, as well as disciplined expense management during this period of market and economic uncertainty.

Retail Banking overview:

•	Checking relationships increased by 2,000 and active online banking and online bill payment customers grew by 3 percent and 2 percent, respectively, during the fourth quarter.

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Average deposit balances declined $4.3 billion during the fourth quarter due primarily to required branch divestitures in the third quarter and the planned run off of higher rate certificates of deposit net of successful retention of customer relationships. Excluding approximately $1.4 billion of average transaction deposits from third quarter balances related to branch divestitures, average transaction deposits increased $1 billion in the fourth quarter. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth. A continued decline in certificates of deposit is expected into 2010.

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Average loan balances increased $.6 billion compared with the linked quarter as a result of higher education and credit card loans partially offset by declines due to branch divestitures in the third quarter and lower commercial, residential mortgage and home equity loans. In the current environment, consumer and commercial loan origination is being outpaced by refinances, paydowns and net charge-offs.

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Net interest income for the fourth quarter of 2009 declined $32 million, or 4 percent, compared with the third quarter primarily as a result of lower interest credits assigned to deposits, reflective of the rate environment.

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Noninterest income for the quarter declined $23 million, or 4 percent, compared with the linked quarter as a result of the impact of branch divestitures in the third quarter, a decrease in service charges on deposits related to lower overdraft charges, and lower brokerage fees.

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Noninterest expense for the fourth quarter declined $29 million, or 3 percent, compared with the third quarter. Expenses were well managed as continued investments in distribution channels were more than offset by reductions in expenses from acquisitions and the required branch divestitures.

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Provision for credit losses was $409 million for the fourth quarter of 2009 compared with $313 million in the third quarter due to an increase in reserves required for small commercial loans and the credit card portfolio.

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Retail Banking had 2,512 branches and an ATM network of 6,473 machines at December 31, 2009, giving PNC one of the largest distribution networks among U.S. banks. During the fourth quarter of 2009, PNC opened 9 traditional branches and 5 in-store branches, consolidated 55 branches as a result of the first National City conversion in November, and added 10 ATMs.

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Retail Banking 2009 results were slightly impacted by changes to overdraft charges, as mentioned above. In 2010, Retail Banking revenue will be negatively impacted in a more significant manner by 1) the new rules set forth in Regulation E related to overdraft charges and 2) the Credit Card Act of 2009. Current estimates are that 2010 earnings will be impacted by approximately $115 million after tax related to Regulation E and by approximately $40 million after tax attributable to the Credit Card Act of 2009. These estimates do not include any additional negative impact to revenue for other changes that may be made in 2010 from a customer advocacy perspective or other/additional regulatory requirements, or any offsetting impact of changes to products and/or pricing.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 8

Corporate & Institutional Banking

Corporate & Institutional Banking earned $1.2 billion for the full year 2009 and $415 million in the fourth quarter of 2009 compared with $309 million in the third quarter of 2009. Higher linked quarter earnings resulted from an increase in net interest income due to higher than expected cash collections on impaired commercial loans as well as a lower provision for credit losses reflecting a slowing in the pace of credit quality deterioration.

Corporate & Institutional Banking overview:

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Net interest income for the fourth quarter of 2009 was $1.0 billion, an increase of $94 million compared with the third quarter of 2009 primarily due to higher than expected cash collections on impaired commercial loans, an increase in average noninterest-bearing demand deposits and a higher spread on loans, which more than offset the impact of a decrease in average loans.

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Corporate service fees increased to $235 million in the fourth quarter of 2009 compared with $226 million in the linked quarter. The increase was primarily the result of higher merger and acquisition advisory fees.

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Other noninterest income decreased $42 million to $133 million in the fourth quarter of 2009 compared with the third quarter mainly due to lower gains on loan sales from portfolio management activities.

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Noninterest expense was $444 million in the fourth quarter of 2009 compared with $459 million in the third quarter. The decrease was primarily from lower asset impairment costs largely in the transportation related portfolio and a decline in compensation-related costs.

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Provision for credit losses was $283 million in the fourth quarter of 2009 compared with $384 million in the third quarter of 2009. The decrease reflected a slowing pace of credit quality deterioration. Net charge-offs in the fourth quarter totaled $341 million. The $119 million increase compared with the linked quarter primarily resulted from commercial real estate loans.

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Average loans were $67 billion for the fourth quarter of 2009 compared with $70 billion in the third quarter of 2009. The decrease was due to lower utilization levels among middle market and large corporate clients.

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Average deposits were $43 billion in the fourth quarter of 2009, an increase of $3.7 billion, or 9 percent, compared with the third quarter. Continued deposit growth reflected customer movement of balances from off-balance sheet sweep products into noninterest-bearing demand deposits.

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The commercial mortgage servicing portfolio was $287 billion at December 31, 2009 compared with $275 billion at September 30, 2009 and $270 billion at December 31, 2008. Continued growth in the agency and conventional servicing portfolios was somewhat offset by a decline in the commercial mortgage-backed securities servicing portfolio.

Asset Management Group

Asset Management Group earned $105 million for the full year 2009 and $23 million for the fourth quarter of 2009 compared with $35 million for the third quarter of 2009. Assets under administration were $205 billion as of December 31, 2009. Total revenue for full year 2009 of $919 million reflects the continued focus on client growth, retention and satisfaction. The decrease in earnings from third to fourth quarter 2009 primarily resulted from an increase in the provision for credit losses required for small commercial loans. During the quarter, the core fundamentals of the business remained strong as improvements in the equity markets contributed to higher asset management fees and continued emphasis on expense management resulted in lower expense levels.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 9

Asset Management Group overview:

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Assets under administration decreased to $205 billion at December 31, 2009 compared with $217 billion at September 30, 2009. Discretionary assets under management decreased to $103 billion at December 31, 2009 compared with $104 billion at September 30, 2009. The declines in discretionary and nondiscretionary assets were due to the exit of a noncore product offering and other National City integration impacts.

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Noninterest income of $151 million for the quarter decreased $4 million compared with the third quarter of 2009 as increased asset management fees from new business generation and the improving equity markets were offset by lower other income.

•	Net interest income for the fourth quarter decreased $3 million, or 4 percent, compared with the linked quarter due to a reduction in higher yield loans.

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Noninterest expense of $155 million declined by $7 million in the fourth quarter compared with the third quarter. This was the third consecutive quarterly decline as continued expense discipline and the benefits from acquisition-related initiatives were realized.

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Provision for credit losses was $25 million for the fourth quarter of 2009 compared with $9 million for the third quarter. The increase in the provision was attributable to an increase in reserves required for primarily small commercial loans. Credit quality indicators remained stable and reserves were consistent with the linked quarter.

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Average deposits for the quarter increased $148 million, or 2 percent, from the linked quarter as seasonal increases in demand deposits exceeded the planned run off of high rate certificates of deposit. Average loan balances decreased $80 million, or 1 percent, compared with the linked quarter as home equity loan growth was mitigated by declines in commercial loans and residential mortgages.

Residential Mortgage Banking

Residential Mortgage Banking earned $435 million for full year 2009 and $25 million in the fourth quarter of 2009 compared with $91 million in the third quarter. Fourth quarter earnings declined due to lower loan sales revenue, reduced net hedging revenue on mortgage servicing assets, lower servicing fees and lower net interest income.

Residential Mortgage Banking overview:

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Total loan originations were $2.3 billion for the fourth quarter compared with $3.6 billion in the linked quarter, reflecting a significant drop in origination activity consistent with industry trends. Loans were primarily originated through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

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Residential mortgage loans serviced for others totaled $145 billion at December 31, 2009 compared with $158 billion at September 30, 2009. During the fourth quarter $7.9 billion of servicing was sold and payoffs continued to slightly outpace new direct loan origination volume.

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Noninterest income was $105 million in the fourth quarter of 2009 compared with $209 million in the third quarter. The decline was primarily due to a $57 million decrease in loan sales revenue driven by an increase in loan repurchase reserves primarily related to origination activities in prior years. Net hedging gains on mortgage servicing rights declined by $25 million in the fourth quarter.

•	Net interest income was $71 million in the fourth quarter of 2009 compared with $83 million in the third quarter, reflecting lower warehouse volumes and lower escrow deposits.

•	Noninterest expense was $142 million for the fourth quarter of 2009, up $1 million compared with the linked quarter. Higher foreclosure costs were partially offset by a decline in personnel expense.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 10

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The fair value of mortgage servicing rights was $1.3 billion at December 31, 2009, unchanged from September 30, 2009. The sale of servicing was offset by a higher fair value of the asset from lower prepayment expectations due to higher interest rates at year end.

Global Investment Servicing

Global Investment Servicing earned $63 million for the full year 2009 and $22 million in the fourth quarter of 2009. Earnings were $19 million for the third quarter of 2009 and $25 million for the fourth quarter of 2008. Increased earnings compared with the linked quarter were the result of higher net operating income due to revenue increases from the improving markets and new client conversions. The decrease in earnings from the prior year quarter reflected the impact of the market turmoil over the past year.

Global Investment Servicing overview:

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Servicing revenue totaled $206 million and increased 3 percent over the linked quarter. Higher asset based fees resulting from higher equity markets, client inflows, and reimbursement of higher out-of-pocket client expenses were partially offset by lower revenue earned in interest sensitive businesses. Servicing revenue declined $16 million, or 7 percent, from fourth quarter 2008 due to the business impact of the lower rate environment as well as increased fund redemptions and account closures during the past year as a result of the volatility in the equity markets during that time.

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Operating expense totaled $169 million, up slightly from third quarter 2009 levels and $5 million, or 3 percent, lower than fourth quarter 2008. The decrease from the prior year quarter was largely due to actions taken to reduce costs in response to the market downturn including job and salary actions in certain businesses and renegotiation of vendor contracts. The small increase from the linked quarter was driven by higher out-of-pocket client expenses that are billed and reimbursed.

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Global Investment Servicing provided accounting/administration services for $855 billion of net fund assets and custody services for $459 billion of fund assets as of December 31, 2009 compared with $795 billion and $427 billion, respectively, at September 30, 2009 and $839 billion and $379 billion, respectively, at December 31, 2008. Increases in both categories over the linked quarter and prior year reflected the recovering equity markets, inflows from existing clients and new client conversions.

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Total fund assets serviced by Global Investment Servicing were $2.3 trillion at December 31, 2009 compared with asset servicing levels of $2.2 trillion at September 30, 2009 and $2.0 trillion at December 31, 2008.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $84 million for full year 2009 and a loss of $88 million for the fourth quarter of 2009 compared with earnings of $14 million for the third quarter of 2009. Earnings declined primarily due to a higher provision for credit losses and lower net interest and noninterest income.

Distressed Assets Portfolio overview:

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Average loans declined to $19 billion for the fourth quarter of 2009 compared with $20 billion in the third quarter. The decrease in average loans was primarily driven by scheduled repayments and net charge-offs.

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Acquired impaired loans were reduced to $7.6 billion at December 31, 2009 compared with $7.8 billion at September 30, 2009 primarily as a result of paydowns. This segment contained 74 percent of the company’s acquired impaired loans at year end.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 11

•	Net interest income decreased to $218 million for the fourth quarter of 2009 compared with $235 million for the third quarter primarily due to lower portfolio levels.

•	Noninterest income was $3 million for the fourth quarter compared with $19 million in the linked quarter. The decrease was mainly due to the impact of loan disposition activity in the fourth quarter.

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Noninterest expense decreased $13 million to $49 million for the fourth quarter of 2009 compared with the third quarter due to reduced levels of other real estate owned operating expenses and improved disposition results related to sales of other real estate owned.

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The provision for credit losses of $314 million increased $146 million compared with the linked quarter as a result of higher reserves for certain impaired consumer loans from lowered cash flow expectations.

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Loans in this segment require special servicing and management oversight given current loan performance and market conditions. The business activities of this segment are focused on maximizing value within a defined risk profile, including selling assets when the terms and conditions are appropriate.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, exited businesses, provision for credit losses for conforming credit allowance adjustments related to acquisitions, other integration costs, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations.

PNC recorded earnings of $735 million in “Other, including BlackRock” for the fourth quarter of 2009 compared with $41 million for the third quarter of 2009. The $694 million increase in earnings was primarily attributable to the $687 million after-tax gain related to the BlackRock acquisition of Barclays Global Investors.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 49519422.

In addition, Internet access to the call (listen only) and to PNC’s fourth quarter and full year 2009 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 12

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2008 Form 10-K and 2009 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports, and in our other SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

–	Changes in interest rates and valuations in the debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

–	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

–	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

–	Changes in levels of unemployment.

–	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

•

A continuation of recent turbulence in significant portions of the US and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low in the first half of 2010 but will move upward in the second half of the year and our view that the modest economic recovery that began last year will extend through 2010.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

–

Changes resulting from legislative and regulatory responses to the current economic and financial industry environment, including current and future conditions or restrictions imposed as a result of our participation in the TARP Capital Purchase Program.

–

Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

–	Increased litigation risk from recent regulatory and other governmental developments.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental inquiries.

–	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

–	Changes in accounting policies and principles.

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PNC Reports Full Year 2009 Net Income of $2.4 Billion – Page 13

•

Our issuance of securities to the US Department of the Treasury may limit our ability to return capital to our shareholders and is dilutive to our common shares. If we are unable previously to redeem the shares, the dividend rate increases substantially after five years.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

In addition, our recent acquisition of National City Corporation (“National City”) presents us with a number of risks and uncertainties related both to the acquisition itself and to the integration of the acquired businesses into PNC. These risks and uncertainties include the following:

•

The anticipated benefits of the transaction, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent on the state going forward of the economic and financial markets, which have been under significant stress recently. Specifically, we may incur more credit losses from National City’s loan portfolio than expected. Other issues related to achieving anticipated financial results include the possibility that deposit attrition or attrition in key client, partner and other relationships may be greater than expected.

•

Legal proceedings or other claims made and governmental investigations currently pending against National City, as well as others that may be filed, made or commenced relating to National City’s business and activities before the acquisition, could adversely impact our financial results.

•

Our ability to achieve anticipated results is also dependent on our ability to bring National City’s systems, operating models, and controls into conformity with ours and to do so on our planned time schedule. The integration of National City’s business and operations into PNC, which includes conversion of National City’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction has resulted in PNC entering several markets where PNC did not previously have any meaningful retail presence.

In addition to the National City transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks, in addition to those presented by the nature of the business acquired, similar to some or all of those described above relating to the National City acquisition.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2009(a)	September 30 2009(a)	December 31 2008	December 31 2009(a)	December 31 2008

Revenue
Net interest income	$2,345	$2,222	$992	$9,054	$3,823
Noninterest income	2,737 (b)	1,826	684	7,934 (b)	3,367

Total revenue	5,082	4,048	1,676	16,988	7,190
Noninterest expense	2,369	2,379	1,129	9,734	4,398

Pretax, pre-provision earnings	$2,713	$1,669	$547	$7,254	$2,792

Provision for credit losses	$1,049	$914	$990 (c)	$3,930	$1,517 (c)

Net income (loss)	$1,107	$559	$(246)	$2,403	$914

Net income (loss) attributable to common shareholders	$1,011	$467	$(269)	$2,003	$861

Diluted earnings (loss) per common share	$2.17	$1.00	$(.77)	$4.36	$2.44
Cash dividends declared per common share	$.10	$.10	$.66	$.96	$2.61

Total preferred dividends declared	$119	$99	$21	$388	$21
TARP Capital Purchase Program preferred dividends	$95	$95		$332
Impact of TARP Capital Purchase Program preferred dividends per common share	$.21	$.21		$.73

SELECTED RATIOS
Net interest margin (d)	4.05%	3.76%	3.37%	3.82%	3.37%
Noninterest income to total revenue (e)	54	45	41	47	47
Efficiency (f)	47	59	67	57	61
Return on:
Average common shareholders’ equity	17.79%	8.70%	(8.70)%	9.78%	6.52%
Average assets	1.62	.81	(.68)	.87	.64

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Includes the impact of National City, which we acquired on December 31, 2008.
(b)	Includes a $1.076 billion gain related to BlackRock’s acquisition of Barclays Global Investors (“BGI”) on December 1, 2009.
(c)	Includes a $504 million conforming provision for credit losses related to our National City acquisition.
(d)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008 were $18 million, $16 million, and $8 million, respectively. The taxable-equivalent adjustments to net interest income for the years ended December 31, 2009 and December 31, 2008 were $65 million and $36 million, respectively. The adjustments for the three months ended December 31, 2009 and September 30, 2009 and for the year ended December 31, 2009 include the impact of National City.
(e)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(f)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATIONS OF “AS REPORTED” (GAAP) NET INCOME AND DILUTED EPS TO “AS ADJUSTED” AMOUNTS

In millions, except per share data

THREE MONTHS ENDED	December 31, 2009				September 30, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Diluted EPS	Pretax	Income Taxes (Benefit) (a)	Net Income	Diluted EPS
Net income, as reported			$1,107	$2.17			$559	$1.00
Adjustments:
Gain on BlackRock/BGI transaction	$(1,076)	$389	(687)	(1.49)
Integration costs	155	(54)	101	.22	$89	$(31)	58.12

Net income, as adjusted			$521	$.90			$617	$1.12

	December 31, 2008
	Pretax	Income Taxes (Benefit) (a)	Net Income	Diluted EPS
Net income (loss), as reported			$(246)	$(.77)
Adjustments:
Conforming provision for credit losses - National City	$504	$(176)	328	.94
Other integration costs	81	(29)	52	.15

Net income, as adjusted			$134	$.32

YEAR ENDED	December 31, 2009				December 31, 2008
	Pretax	Income Taxes (Benefit) (a)	Net Income	Diluted EPS	Pretax	Income Taxes (Benefit) (a)	Net Income	Diluted EPS
Net income, as reported			$2,403	$4.36			$914	$2.44
Adjustments:
Gain on BlackRock/BGI transaction	$(1,076)	$389	(687)	(1.51)
Conforming provision for credit losses - National City					$504	$(176)	328.95
Other integration costs	421	(147)	274	.60	145	(51)	94.27

Net income, as adjusted			$1,990	$3.45			$1,336	$3.66

These tables represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for the gain on the BlackRock/BGI transaction and integration costs. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on the results for and as of the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which the items are not indicative of ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results.

(a)	Calculated using a marginal federal income tax rate of 35%. The after-tax gain on the BlackRock/BGI transaction also reflects the impact of state income taxes.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2009	September 30 2009	December 31 2008

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$269,863	$271,407	$291,081
Loans	157,543	160,608	175,489
Allowance for loan and lease losses	5,072	4,810	3,917
Interest-earning deposits with banks	4,488	1,129	14,859
Investment securities	56,027	54,413	43,473
Loans held for sale	2,539	3,509	4,366
Goodwill and other intangible assets	12,909	12,734	11,688
Equity investments	10,254	8,684	8,554
Noninterest-bearing deposits	44,384	43,025	37,148
Interest-bearing deposits	142,538	140,784	155,717
Total deposits	186,922	183,809	192,865
Borrowed funds	39,261	41,910	52,240
Shareholders’ equity	29,942	28,928	25,422
Common shareholders’ equity	22,011	20,997	17,490
Accumulated other comprehensive loss	1,962	1,947	3,949
Book value per common share	47.68	45.52	39.44
Common shares outstanding (millions)	462	461	443
Loans to deposits	84%	87%	91%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$103	$104	$103
Nondiscretionary assets under administration	102	113	125

Total assets under administration	$205	$217	$228

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$855	$795	$839
Custody assets	459	427	379

CAPITAL RATIOS
Tier 1 risk-based (a)	11.5%	10.9%	9.7%
Tier 1 common (a)	6.0	5.5	4.8
Total risk-based (a)	15.1	14.5	13.2
Leverage (a) (b)	10.0	9.6	17.5
Common shareholders’ equity to assets	8.2	7.7	6.0

ASSET QUALITY RATIOS
Nonperforming loans to total loans	3.60%	3.19%	.95%
Nonperforming assets to total loans and foreclosed and other assets	3.99	3.50	1.24
Nonperforming assets to total assets	2.34	2.08	.75
Net charge-offs to average loans (for the three months ended) (annualized)	2.09	1.59	1.09
Allowance for loan and lease losses to total loans	3.22	2.99	2.23
Allowance for loan and lease losses to nonperforming loans	89	94	236

(a)	The ratio as of December 31, 2009 is estimated.
(b)	The ratio as of December 31, 2008 did not reflect any impact of National City on PNC’s adjusted average total assets.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

BUSINESS SEGMENT EARNINGS AND REVENUE (a) (b)

In millions

	Three months ended			Year ended
Earnings (Loss)	December 31 2009 (c)	September 30 2009 (c)	December 31 2008	December 31 2009 (c)	December 31 2008
Retail Banking	$(25)	$50	$68	$136	$328
Corporate & Institutional Banking	415	309	(55)	1,190	215
Asset Management Group	23	35	22	105	119
Residential Mortgage Banking	25	91		435
Global Investment Servicing	22	19	25	63	122
Distressed Assets Portfolio	(88)	14		84
Other, including BlackRock (b) (d) (e) (f)	735	41	(306)	390	130

Total consolidated net income (loss)	$1,107	$559	$(246)	$2,403	$914

Revenue
Retail Banking	$1,379	$1,434	$668	$5,721	$2,731
Corporate & Institutional Banking	1,377	1,316	531	5,266	1,859
Asset Management Group	218	225	128	919	559
Residential Mortgage Banking	176	292		1,328
Global Investment Servicing (g)	205	198	214	781	916
Distressed Assets Portfolio	221	254		1,153
Other, including BlackRock (b) (d) (e)	1,506	329	135	1,820	1,125

Total consolidated revenue	$5,082	$4,048	$1,676	$16,988	$7,190

(a)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure.
(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2009 Form 10-K will include additional information regarding BlackRock.
(c)	Includes the impact of National City, which we acquired on December 31, 2008.
(d)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.
(e)	The $1.076 billion gain related to BlackRock’s acquisition of BGI was included in this business segment for the fourth quarter and full year 2009.
(f)	The $504 million conforming provision for credit losses related to the National City acquisition was included in this business segment for the fourth quarter and full year 2008.
(g)	Global Investment Servicing revenue represents the sum of servicing revenue and nonoperating income (expense) less debt financing costs.